Exhibit 99.1

Point Therapeutics Announces Positive Phase 2 Interim Results in Single-Agent Talabostat Metastatic Melanoma Study

    BOSTON--(BUSINESS WIRE)--Feb. 15, 2005--Point Therapeutics, Inc. (NASDAQ:POTP) announced today that it has successfully completed the first stage of the Company's Phase 2 single-agent study of talabostat in patients with advanced metastatic melanoma. The desired level of tumor response has been observed, allowing the Company to continue accruing patients for the second stage of the study. This is the first study to evaluate the Company's oral lead product candidate, talabostat (PT-100), as a single agent in patients with advanced metastatic melanoma.
    Of the first third of evaluable patients enrolled in this 30 patient study, a partial tumor response (defined as a tumor reduction of at least 30 percent) has been observed in a melanoma patient with lung metastases who previously failed IL-2 treatment. "We are extremely pleased to reach this significant milestone," said Don Kiepert, President and CEO of Point Therapeutics. "Importantly, this study shows the anti-tumor impact of talabostat without the effects of other therapies. In our other three on-going Phase 2 clinical studies, talabostat is being combined with other anti-cancer agents."
    "Patients with advanced metastatic melanoma do not have many treatment options", said Dr. Casey Cunningham from the Mary Crowley Medical Research center in Dallas, Texas, one of the lead investigators in this study,. "The results observed thus far with talabostat as a single-agent treatment for patients with metastatic melanoma are very encouraging. These results, combined with the results previously reported in combination with docetaxel in patients with non-small cell lung cancer (NSCLC) are establishing human proof of principle for talabostat as an anti-tumor agent."
    The trial is an open-label, single-arm study in up to 30 evaluable patients with advanced metastatic melanoma. The primary study endpoint is tumor response. Talabostat is being administered orally for 14 consecutive days followed by a 7 day rest period for up to six treatment cycles. Talabostat is an inhibitor of dipeptidyl peptidases, such as fibroblast activation protein (FAP), found in the stroma of tumors. The Company is currently studying talabostat in four Phase 2 clinical studies in three different tumor types. The Company had previously announced on November 30, 2004 that it successfully completed the first stage of a two-stage clinical study in patients with NSCLC.

    About Point Therapeutics, Inc.:

    Point Therapeutics is a Boston-based biopharmaceutical company developing small molecule drugs for a variety of cancers, certain hematopoietic disorders, type 2 diabetes and as vaccine adjuvants. The lead product candidate, talabostat (PT-100), is in Phase 2 clinical trials and is an orally-active small molecule which, through a novel mechanism of action, has the potential to inhibit the growth of malignant tumors and to reconstitute the hematopoietic system.
    In 2004, Point initiated four Phase 2 clinical studies in three different tumor types. These studies include evaluating talabostat in combination with Taxotere(R) in advanced non-small cell lung cancer, as a single agent and in combination with cisplatin in advanced metastatic melanoma, and in combination with rituximab in subjects with advanced chronic lymphocytic leukemia. Point is also developing talabostat as a potential therapy for the treatment of hematopoietic disorders caused by chemotherapy treatments. The Company's portfolio also includes two compounds in preclinical development--PT-630 for type 2 diabetes, and PT-510 as a vaccine adjuvant.

    Certain statements contained herein are not strictly historical and are "forward looking" statements as defined in the Private Securities Litigation Reform Act of 1995. This information includes statements on the prospects for our drug development activities and results of operations based on our current expectations, such as statements regarding certain milestones with respect to our clinical program and our product candidates. Forward-looking statements are statements that are not historical facts, and can be identified by, among other things, the use of forward-looking language, such as "believes," "expects," "may," "will," "should," "seeks," "plans," "schedule to," "anticipates" or "intends" or the negative of those terms, or other variations of those terms of comparable language, or by discussions of strategy or intentions. A number of important factors could cause actual results to differ materially from those projected or suggested in the forward looking statement, including, but not limited to, the ability of Point to (i) successfully develop and manufacture products, (ii) obtain external funding to finance,
(iii) the operations obtain the necessary regulatory approvals, and
(iv) obtain and enforce intellectual property rights, as well as the risk factors described in Point's Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on November 16, 2004, and from time to time in Point's other reports filed with the Securities and Exchange Commission.

    CONTACT: Point Therapeutics, Inc.
             Richard N. Small, 617-933-2136
              or
             Investor Relations:
             The Trout Group
             Ritu Baral, 212-477-9007 ext. 25